Exhibit 10.24

Named Executive Officer Compensation Schedule

On March 14, 2005, the Compensation Committee of the Board of Directors of Westlake Chemical Corporation (the “Company”) set 2005 base salaries and bonus targets for certain executive officers of the Company and determined the amount of 2004 bonuses payable in 2005 to such executive officers. Set forth below are the amounts for the “named executive officers” of the Company to be included in the Notice and Proxy Statement relating to the Company’s 2005 Annual Meeting of Stockholders to be held on May 19, 2005.

Name/Position	2005 Annual Base Salary	2005 Bonus Target (% of Base Salary)	2004 Bonus Payable in 2005
Albert Chao President and Chief Executive Officer	$450,000	70%	$182,474

James Chao Chairman of the Board	$330,000	70%	$152,061

Ruth I. Dreessen Sr. Vice President and Chief Financial Officer	$297,000	40%	$199,113

Wayne D. Morse Sr. Vice President Vinyls	$270,000	40%	$126,539

David R. Hansen Sr. Vice President Administration	$240,000	35%	$116,876

The 2005 bonus targets set forth above relate to the Company’s EVA Incentive Plan (the “EVAIP”). The EVAIP provides for awards that are principally contingent upon the attainment of specific targeted EVA® results. EVA, or “economic value added,” is a measure of financial performance based upon the achievement of returns for shareholders above the invested cost of capital. Under the plan, if the expected improvement in EVA is met in 2005, participants will be awarded a cash bonus equal to one times their target bonus. This is referred to as a 1X bonus. If 2005 results exceed the expected improvement, awards will be granted at a rate corresponding to the rate of increase above expectation. Similarly, if 2005 results do not meet the expected improvement, the awards will be correspondingly lower. The gross EVA declared bonus is subject to modification by an Individual Performance Factor as recommended by management and approved by the Compensation Committee of the Board of Directors.